Exhibit 11.2


    STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
     Calculation of Fully Diluted Earnings Per Common Share

              (in thousands, except per share data)





                                  Three Months          Six Months
                                 Ended June 30,       Ended June 30,
                                 1997       1996      1997       1996
FULLY DILUTED

 Average shares outstanding    33,614     32,964    33,488     32,473

  Net effect of dilutive stock
   options after
   application of the
   treasury stock method        1,747      2,225         -      2,377
                               ------     ------   -------     ------
       Total                   35,361     35,189    33,488     34,850
                               ======     ======   =======     ======
       Net income             $ 9,878    $ 6,607   $(2,522)   $12,963
                              =======     ======   =======     ======
       Net income per share   $   .28    $   .19   $  (.08)   $   .37
                              =======     ======   =======     ======